Exhibit 99.1

Contacts:
Semitool, Inc. Larry Viano, Chief Financial Officer 406.752.2107 lviano@semitool.com	Lippert / Heilshorn & Associates, Inc. Moriah Shilton, Vice President 415.433.3777 ir@semitool.com

Semitool Announces Fiscal First Quarter 2005 Results
-Revenue Increased 70% Compared to Prior Year First Quarter-

KALISPELL, MT – January 25, 2005 – Semitool, Inc. (NASDAQ: SMTL), a manufacturer of wafer processing equipment for the semiconductor industry, today reported financial results for the fiscal first quarter ended December 31, 2004.

        Revenue for the fiscal first quarter was $48.8 million, compared to $28.6 million in the same quarter last year. The first quarter gross margin was 48.0 percent, compared to 54.5 percent in the year ago first quarter as prior year sales included inventory that had been previously written-off. Selling, general and administrative costs as a percent of sales decreased to 31 percent from 39 percent a year ago. Other income of $3.3 million included a $2.9 million settlement payment from Novellus Systems, Inc. Net income for the period rose to $5.0 million, or $0.17 per diluted share, compared to net income of $738,000, or $0.03 per diluted share, for the first quarter of fiscal 2004.

        During the first quarter, revenue grew 70 percent. The Raider™ line contributed 45 percent of the quarter’s revenue, with sales of the Raider increasing 339 percent over the year ago quarter. “Six Raiders were booked during the quarter from new customers in Asia,” said Ray Thompson, chairman and chief executive officer of Semitool. “Encouraged by an increase in non-U.S. sales of 183 percent, we continue to dedicate marketing efforts abroad with an emphasis on the Asian market.”

        “Another significant milestone was achieved during the quarter: ISO 9001:2000 certification,” Thompson continued. “The ISO audit included three of Semitool’s manufacturing locations. Because of our vertical integration, the certification is the equivalent of certifying virtually our entire supply chain. This competitive advantage creates quality control and cost benefits that attract customers.”

        Bookings for the first quarter of 2005 were $42.0 million, compared with $42.4 million in bookings in the fourth quarter of fiscal 2004. The first quarter 2005 bookings contained no license initiation fees, while the fourth quarter of 2004 included $3.3 million of such fees. Shipments for the first quarter of fiscal 2005 were $31.1 million. At December 31, 2004, deferred revenue was $26.4 million and the company’s shipping backlog was $48.6 million.

        Cash, cash equivalents and marketable securities were $19.3 million at December 31, 2004, compared to $22.4 million at the end of the fourth quarter of fiscal 2004.

Financial Guidance

        Semitool expects second quarter 2005 revenue to be in the range of $40 to $44 million. Earnings per diluted share for the second quarter of fiscal 2005 are expected to range from $0.05 to $0.08. Shipments are expected to be in the range of $40 to $44 million. The company reaffirms its full-year revenue guidance of $170 to $200 million, as Raider tools gain repeat customers and greater market share.

Conference Call Information

        Semitool will host an investor conference call today at 5:00 P.M. Eastern Time. The call will be accessible live by dialing 800-259-0251. A 48-hour replay will be available by dialing 888-286-8010, pass code 17455402. The call will also be simultaneously webcast and available on Semitool’s web site at www.semitool.com and will remain posted on the web site for a period of 90 days.

Safe Harbor Statment
The matters discussed in this news release include forward-looking statements, including statements related to (i) our global marketing efforts and emphasis on Asian markets, (ii) the competitive advantage of both our ISO certification and vertical manufacturing and their creation of cost and quality benefits that attract customers and (iii) financial guidance for the second quarter and fiscal year 2005, including anticipated revenue, earnings per share and shipments. Also, bookings, shipments, backlog and deferred revenue are not necessarily an indication of revenue in any future period. These forward-looking statements are based on management’s assumptions, estimates and projections as of the date hereof and are subject to risks and uncertainties that are discussed in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2004. Our business is subject to risks that can cause actual results to differ materially from those anticipated in our forward-looking statements, including, without limitation, demand being adversely affected by the cyclicality in the semiconductor industry, delays in acceptance and payment for shipped tools, the company’s ability to timely deliver and support its products and the risks associated with competing on a global basis, particularly in Asia. We assume no obligation to update forward-looking statements that become untrue because of subsequent events.

About Semitool, Inc.
Semitool designs, manufactures and supports highly engineered, multi-chamber single-wafer and batch wet chemical processing equipment used in the fabrication of semiconductor devices. The company’s primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company’s equipment is used in semiconductor fabrication front-end and back-end processes, including wafer level packaging.

Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company’s stock trades on the Nasdaq National Market under the symbol SMTL. For more information, please visit the company’s website at www.semitool.com.

Semitool is a registered trademark of Semitool, Inc.

- Tables Follow -

SEMITOOL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended December 31, 2004	Three Months Ended December 31, 2003
Net sales	$48,822	$28,635
Cost of sales	25,390	13,029

Gross profit	23,432	15,606

Operating expenses:
Selling, general and administrative	15,343	11,132
Research and development	4,247	3,401

Total operating expenses	19,590	14,533

Income from operations	3,842	1,073
Other income, net	3,330	28

Income before income tax	7,172	1,101
Income tax provision	2,181	363

Net income	$4,991	$738

Earnings per share:
Basic	$0.17	$0.03

Diluted	$0.17	$0.03

Weighted average common shares:
Basic	28,682	28,467
Diluted	29,011	28,974

SEMITOOL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)
(Unaudited)

	December 31, 2004	September 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	$14,375	$16,368
Marketable securities	4,929	5,986
Trade receivables, net	45,664	52,307
Inventories	59,254	55,432
Prepaid expenses and other current assets	14,853	14,676

Total current assets	139,075	144,769
Property, plant and equipment, net	29,254	29,203
Other assets, net	7,762	7,328

Total assets	$176,091	$181,300

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$19,073	$21,834
Other current liabilities	37,026	44,648

Total current liabilities	56,099	66,482
Long-term liabilities	4,790	4,975

Total liabilities	60,889	71,457

Shareholders' equity:
Common stock	49,428	49,222
Retained earnings	66,004	61,013
Accumulated other comprehensive loss	(230)	(392)

Total shareholders' equity	115,202	109,843

Total liabilities and shareholders' equity	$176,091	$181,300